UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

VERTEX PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information contained in Item 8.01 regarding the Amendment is incorporated herein by reference.

Item 8.01 Other Events

On October 13, 2016, we amended and expanded our Research, Development and Commercialization Agreement (the “Collaboration Agreement”), dated May 24, 2004, by and between Cystic Fibrosis Foundation Therapeutics Incorporated (“CFFT”) and Vertex Pharmaceuticals Incorporated (the “Amendment”), in order to update and clarify the terms of our relationship. The Amendment provides for an upfront program award from CFFT to us of $75.0 million and development funding from CFFT to us of up to $6.0 million annually. Pursuant to the Amendment, we have agreed to pay royalties ranging from low single digits to mid-single digits on certain compounds first synthesized and/or tested between March 1, 2014 and August 31, 2016. We will continue to pay royalties ranging from single digits to sub-teens on any approved drugs first synthesized and/or tested on or before February 28, 2014. The parties also clarified that net sales on combination products will be allocated equally to each of the active pharmaceutical ingredients in the combination product consistent with the allocation of net sales for ORKAMBI and provided further clarification with respect to the calculation of royalties on products covered by the Collaboration Agreement.
Independently, we entered into a data license agreement with the Cystic Fibrosis Foundation pursuant to which we will pay for continuing access to data from the CFF’s patient registry, which we believe will be important for research, development and approval of future CF medicines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: October 13, 2016	/s/ Michael J. LaCascia
Michael J. LaCascia Senior Vice President